Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-45476, 333-34719, 333-48889, 333-39403, 333-69688 and 333-135578 on Form S-8 and 333-205051 and 333-210157 on Form S-3 of Giga-tronics Incorporated (the “Company”) of our report dated June 20, 2017 relating to the financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of new accounting guidance under Accounting Standards Update 2014-15, Presentation of Financial Statements — Going Concern and matters that raise substantial doubt about the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

San Francisco, California

June 20, 2017